News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Announces First Quarter Results,
Reports First Quarter Net Earnings of $566 Million,
Withdraws Annual Adjusted EPS Guidance,
Declares Second Quarter Cash Dividend

COLUMBUS, Ga. - April 29, 2020 - Aflac Incorporated (NYSE: AFL) today reported its first quarter results.

Total revenues were $5.2 billion during the first quarter of 2020, compared with $5.7 billion in the first quarter of 2019. Net earnings were $566 million, or $0.78 per diluted share, compared with $928 million, or $1.23 per diluted share a year ago. The declines in total revenues and net earnings in the first quarter of 2020 were both driven primarily by an increase in net investment losses.

Net earnings in the first quarter of 2020 included pretax net investment losses of $448 million, or $0.62 per diluted share, compared with pretax net investment gains of $103 million, or $0.14 per diluted share a year ago. The net investment losses were driven by multiple factors, including: a decrease in the fair value of equity securities of $149 million;  losses from certain derivatives and foreign currency activities of $146 million; credit losses of $145 million, of which $65 million resulted from application of the new Current Expected Credit Losses (CECL) accounting standard; and losses from sales and redemptions of $7 million.

The average yen/dollar exchange rate* in the first quarter of 2020 was 108.84, or 1.3% stronger than the average rate of 110.24 in the first quarter of 2019.

Total investments and cash at the end of March 2020 were $137.0 billion, compared with $131.4 billion at March 31, 2019. In the first quarter, Aflac Incorporated repurchased $449 million, or 10.0 million of its common shares. At the end of March 2020, the company had 27.1 million remaining shares authorized for repurchase.

Shareholders’ equity was $26.4 billion, or $36.75 per share, at March 31, 2020, compared with $26.0 billion, or $34.90 per share, at March 31, 2019. Shareholders’ equity at the end of the first quarter included a net unrealized gain on investment securities and derivatives of $6.0 billion, compared with a net unrealized gain of $6.5 billion at March 31, 2019. Shareholders’ equity at the end of the first quarter also included an unrealized foreign currency translation loss of $1.5 billion, compared with an unrealized foreign currency translation loss of $1.8 billion at March 31, 2019. The annualized return on average shareholders’ equity in the first quarter was 8.2%.

Adjusted earnings* in the first quarter were $882 million, compared with $849 million in the first quarter of 2019, reflecting an increase of 3.9%. Adjusted earnings included $7.1 million of pretax variable investment income on alternative investments, in line with expectations. Adjusted earnings per diluted share* increased 8.0% to $1.21 in the quarter. The stronger yen/dollar exchange rate impacted adjusted earnings per diluted share by $0.01. Adjusted earnings per diluted share excluding the impact of foreign currency* increased 7.1% to $1.20.

Shareholders’ equity excluding AOCI* was $22.2 billion, or $30.92 per share at March 31, 2020, compared with $21.6 billion, or $28.89 per share, at March 31, 2019. The annualized adjusted return on equity excluding foreign currency impact* in the first quarter was 15.7%.

AFLAC JAPAN

In yen terms, Aflac Japan's net premium income was ¥343.1 billion for the quarter, or 2.1% lower than a year ago, mainly due to limited-pay products reaching paid-up status. Net investment income, net of amortized hedge costs*, increased 4.0% to ¥69.8 billion . Total revenues in yen declined 1.1% to ¥414.0 billion. Pretax adjusted earnings in yen for the quarter increased 1.2% on a reported basis, reflecting strength in the benefit ratio and favorable net investment income. Pretax adjusted earnings increased 1.7% on a currency-neutral basis. The pretax adjusted profit margin for the Japan segment was 22.5%, compared with 21.9% a year ago.

In dollar terms, net premium income decreased 0.9% to $3.2 billion in the first quarter. Net investment income, net of amortized hedge costs, increased 5.2% to $642 million. Total revenues were flat at $3.8 billion. Pretax adjusted earnings increased 2.5% to $855 million.

For the quarter, new annualized premium sales (sales) for protection-type first sector and third sector products decreased 25.8% to ¥13.6 billion, and total sales decreased 25.4% to ¥14.0 billion, or $129 million. Results in the quarter were impacted primarily by a reduction in cancer insurance sales through Japan Post.

AFLAC U.S.

Aflac U.S. net premium income rose 1.5% to $1.5 billion in the first quarter. Net investment income remained flat at $177 million. Total revenues were up 2.9% to $1.7 billion. Pretax adjusted earnings were $326 million, 0.9% higher than a year ago, despite higher anticipated expenses in the quarter and reflecting a favorable benefit ratio. The pretax adjusted profit margin for the U.S. segment was 19.3%, compared with 19.7% a year ago.

Aflac U.S. sales decreased 5.2% in the quarter to $323 million. Results in the quarter reflect growth in group sales offset by weakness in individual sales.

CORPORATE AND OTHER

For the quarter, total revenue increased 9.5% to $104 million, reflecting net investment income of $53 million and lower corporate expenses. Net investment income, which increased $11 million, benefited primarily from a $29 million pretax contribution from the company’s enterprise corporate hedging program. Pretax adjusted earnings were a gain of $2 million, compared with a loss of $18 million a year ago, primarily reflecting higher net investment income from the corporate enterprise hedging program.

DIVIDEND

The board of directors declared the second quarter dividend of $0.28 per share, payable on June 1, 2020 to shareholders of record at the close of business on May 20, 2020.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Throughout this incredibly challenging and unprecedented time prompted by the global COVID-19 pandemic, I am very appreciative of the flexibility, compassion and spirit of our management, employees, and sales agents. Their safety and health, along with that of our policyholders, is our greatest priority, and we strive each day to be there for our policyholders in their time of need.

"We ended the first quarter and entered this crisis with strong earnings, a strong, well-diversified portfolio, strong capital ratios and ample holding company liquidity further strengthened by recent debt offerings. However, sales production in both Japan and the U.S. did begin to fall off in March, and the decline accelerated in the month of April, impacted by a reduction in face-to-face activity. While our respective sales platforms and distribution partners are working to adapt to the new environment, we believe these trends point to depressed sales at least until we see COVID-19 restrictions subside.

"Recognizing challenges to production and the potential for volatility in core earnings drivers associated with the evolving nature of the global COVID-19 pandemic, it is challenging to forecast with reasonable accuracy the full duration, magnitude, and pace of recovery across our distribution and operations. Therefore, we believe it is prudent to withdraw adjusted earnings guidance for 2020. However, we will continue to provide color on the drivers of our earnings and any trends that we see for the remainder of the year.

"With this in mind, we also remain committed to prudent liquidity and capital management. We are understandably taking a tactical approach to capital allocation, leaving all of our options open for deployment and defense. In terms of repurchase guidance, we remain in the market at reduced levels, and are being tactical in our approach to repurchasing our stock. This will provide us additional flexibility to maintain strong capital ratios on behalf of our policyholders in both the U.S. and Japan. We remain committed to defending and extending our 37-year track record of annual dividend increases. We will also continue to invest opportunistically in our platform and strengthen our franchise through growth investments such as our recent definitive agreement to acquire Zurich North America's U.S. Corporate Life and Pensions (Group Benefits) business. By doing so, we look to emerge from this period in a continued position of strength and leadership."

*See Non-U.S. GAAP Financial Measures section for an explanation of foreign exchange and its impact on the financial statements and definitions of the non-U.S. GAAP financial measures used in this earnings release, as well as a reconciliation of such non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measures.

ABOUT AFLAC INCORPORATED
Aflac Incorporated (NYSE: AFL) is a Fortune 500 company, helping provide protection to more than 50 million people through its subsidiaries in Japan and the U.S., where it is a leading supplemental insurer by paying cash fast when policyholders get sick or injured. For more than six decades, insurance policies of Aflac Incorporated’s subsidiaries have given policyholders the opportunity to focus on recovery, not financial stress. Aflac Life Insurance Japan is the leading provider of medical and cancer insurance in Japan, where it insures 1 in 4 households. Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for 20 consecutive years. For 14 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2020, Fortune included Aflac Incorporated on its list of World’s Most Admired Companies for the 19th time, and Bloomberg added Aflac Incorporated to its Gender-Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. To learn how to get help with expenses health insurance doesn’t cover, get to know us at aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (ET) on Thursday, April 30, 2020.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2020	2019	% Change
Total revenues	$5,162	$5,657	(8.8)%
Benefits and claims, net	2,939	2,967	(0.9)
Total acquisition and operating expenses	1,503	1,448	3.8
Earnings before income taxes	720	1,242	(42.0)
Income taxes	154	314
Net earnings	$566	$928	(39.0)%
Net earnings per share – basic	$0.78	$1.23	(36.6)%
Net earnings per share – diluted	0.78	1.23	(36.6)
Shares used to compute earnings per share (000):
Basic	724,366	751,423	(3.6)%
Diluted	727,512	755,790	(3.7)
Dividends paid per share	$0.28	$0.27	3.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2020	2019	% Change
Assets:
Total investments and cash	$136,967	$131,438	4.2%
Deferred policy acquisition costs	10,164	9,892	2.7
Other assets	4,485	4,349	3.1
Total assets	$151,616	$145,679	4.1%
Liabilities and shareholders’ equity:
Policy liabilities	$107,552	$103,680	3.7%
Notes payable and lease obligations	6,758	5,900	14.5
Other liabilities	10,904	10,050	8.5
Shareholders’ equity	26,402	26,049	1.4
Total liabilities and shareholders’ equity	$151,616	$145,679	4.1%
Shares outstanding at end of period (000)	718,382	746,487	(3.8)%

NON-U.S. GAAP FINANCIAL MEASURES

This earnings release includes references to Aflac’s non-U.S. GAAP financial measures, adjusted earnings, adjusted earnings per diluted share, adjusted return on equity, amortized hedge costs/income, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs/income, which are a component of adjusted earnings, measure the periodic currency risk management costs/income related to hedging certain foreign currency exchange risks and are an important component of net investment income. The company considers adjusted book value important as it excludes accumulated other comprehensive income (AOCI), which fluctuates due to market movements that are outside management’s control. Definitions of the company’s non-U.S. GAAP financial measures and reconciliations to the most comparable U.S. GAAP measures are provided below and in the following schedules.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Because foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity, all excluding current period foreign currency impact, are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates fluctuations driven solely by yen-to-dollar currency rate changes. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

The company defines the non-U.S. GAAP financial measures included in this earnings release as follows:

•
Adjusted earnings are adjusted revenues less benefits and adjusted expenses. The adjustments to both revenues and expenses account for certain items that cannot be predicted or that are outside management’s control.  Adjusted revenues are U.S. GAAP total revenues excluding net investment gains and losses, except for amortized hedge costs/income related to foreign currency exposure management strategies and net interest cash flows from derivatives associated with certain investment strategies. Adjusted expenses are U.S. GAAP total acquisition and operating expenses including the impact of interest cash flows from derivatives associated with notes payable but excluding any nonrecurring or other items not associated with the normal course of the company’s insurance operations and that do not reflect the company's underlying business performance. The most comparable U.S. GAAP measure is net earnings.

•
Adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. The most comparable U.S. GAAP measure is net earnings per share.

•
Adjusted return on equity excluding foreign currency impact is calculated using adjusted earnings excluding the current period foreign currency impact divided by average shareholders’ equity, excluding AOCI. The most comparable U.S. GAAP financial measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•
Amortized hedge costs/income represent costs/income incurred or recognized as a result of using foreign currency derivatives to hedge certain foreign exchange risks in the Company's Japan segment or in the Corporate and Other segment. These amortized hedge costs/income are estimated at the inception of the derivatives based on the specific terms of each contract and are recognized on a straight line basis over the term of the hedge. There is no comparable U.S. GAAP financial measure for amortized hedge costs/income.

•
Adjusted book value is the U.S. GAAP book value (representing total shareholders' equity), less AOCI as recorded on the U.S. GAAP balance sheet. The company considers adjusted book value important as it excludes AOCI, which fluctuates due to market movements that are outside management's control.

•
Adjusted book value per share is the adjusted book value at the period end divided by the outstanding common shares at the period end. The most comparable U.S. GAAP measure is total book value per share.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS[1]
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2020	2019	% Change

Net earnings	$566	$928	(39.0)%

Items impacting net earnings:
Net investment (gains) losses	448	(103)
Other and non-recurring (income) loss	15	—
Income tax (benefit) expense on items excluded from adjusted earnings	(146)	23

Adjusted earnings	882	849	3.9%
Current period foreign currency impact [2]	(9)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$873	$849	2.8%

Net earnings per diluted share	$0.78	$1.23	(36.6)%

Items impacting net earnings:
Net investment (gains) losses	0.62	(0.14)
Other and non-recurring (income) loss	0.02	—
Income tax (benefit) expense on items excluded from adjusted earnings	(0.20)	0.03

Adjusted earnings per diluted share	1.21	1.12	8.0%
Current period foreign currency impact [2]	(0.01)	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$1.20	$1.12	7.1%

[1]	Amounts may not foot due to rounding.

[2]	Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.

[3]
Amounts excluding current period foreign currency impact are computed using the average foreign currency exchange rate for the comparable prior-year period, which eliminates fluctuations driven solely by foreign currency exchange rate changes.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE [1]
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

MARCH 31,	2020	2019	% Change
U.S. GAAP book value	$26,402	$26,049
Less:
Unrealized foreign currency translation gains (losses)	(1,543)	(1,848)
Unrealized gains (losses) on securities and derivatives	6,008	6,535
Pension liability adjustment	(277)	(206)
Total AOCI	4,188	4,481
Adjusted book value [2]	$22,214	$21,568
Add:
Unrealized foreign currency translation gains (losses)	(1,543)	(1,848)
Adjusted book value including unrealized foreign currency translation gains (losses) [3]	$20,671	$19,720

Number of outstanding shares at end of period (000)	718,382	746,487

U.S. GAAP book value per common share	$36.75	$34.90	5.3%
Less:
Unrealized foreign currency translation gains (losses) per common share	(2.15)	(2.48)
Unrealized gains (losses) on securities and derivatives per common share	8.36	8.75
Pension liability adjustment per common share	(0.39)	(0.28)
Total AOCI per common share	5.83	6.00
Adjusted book value per common share [4]	$30.92	$28.89	7.0%
Add:
Unrealized foreign currency translation gains (losses) per common share	(2.15)	(2.48)
Adjusted book value including foreign currency translation gains (losses) per common share [3]	$28.77	$26.42	8.9%

[1]	Amounts may not foot due to rounding.

[2]	Adjusted book value is the U.S. GAAP book value (representing total shareholder's equity), excluding AOCI (as recorded on the U.S. GAAP balance sheet).

[3]	Adjusted book value including unrealized foreign currency translation gains (losses) is adjusted book value plus unrealized foreign currency translation gains (losses).
4 Adjusted book value per share is the adjusted book value at the period ended divided by the ending outstanding common shares for the period presented. The most comparable U.S. GAAP measure is total book value per share.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE [1]
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED MARCH 31,	2020	2019
Net earnings - U.S. GAAP ROE [2]	8.2%	15.0%
Impact of excluding unrealized foreign currency translation gains (losses)	(0.6)	(1.3)
Impact of excluding unrealized gains (losses) on securities and derivatives	2.7	3.7
Impact of excluding pension liability adjustment	(0.1)	(0.1)
Impact of excluding AOCI	2.0	2.3
U.S. GAAP ROE - less AOCI	10.2	17.3
Differences between adjusted earnings and net earnings [3]	5.7	(1.5)
Adjusted ROE - reported	15.8	15.8
Less: Impact of foreign currency [4]	0.2	N/A
Adjusted ROE, excluding impact of foreign currency	15.7	15.8

[1]	Amounts presented may not foot due to rounding.

[2]	U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[3]	See separate reconciliation of net income to adjusted earnings.

[4]
Impact of foreign currency is calculated by restating all foreign currency components of the income statement to the weighted average foreign currency exchange rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS[1]
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2020	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(0.2)%	(1.0)%
Net investment income [4]	5.2	4.7
Total benefits and expenses	0.3	(0.4)
Adjusted earnings	3.9	2.8
Adjusted earnings per diluted share	8.0	7.1

[1]	Refer to previously defined adjusted earnings and adjusted earnings per diluted share.

[2]
Amounts excluding currency changes were determined using the same foreign currency exchange rate for the current period as the comparable period in the prior year, which eliminates dollar-based fluctuations driven solely from currency rate changes.

[3]	Net of reinsurance

[4]	Less amortized hedge costs/income on foreign investments

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•	the effects of COVID-19 and any resulting economic effects and government interventions on the Company’s business and financial results

•	ability to attract and retain qualified sales associates, brokers, employees, and distribution partners

•	events related to the ongoing Japan Post investigation and other matters

•	competitive environment and ability to anticipate and respond to market trends

•	deviations in actual experience from pricing and reserving assumptions

•	ability to continue to develop and implement improvements in information technology systems

•	defaults and credit downgrades of investments

•	exposure to significant interest rate risk

•	concentration of business in Japan

•	limited availability of acceptable yen-denominated investments

•	failure to comply with restrictions on policyholder privacy and information security

•	interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems

•
catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events

•	difficult conditions in global capital markets and the economy

•	ability to protect the Aflac brand and the Company's reputation

•	extensive regulation and changes in law or regulation by governmental authorities

•	foreign currency fluctuations in the yen/dollar exchange rate

•	tax rates applicable to the Company may change

•	decline in creditworthiness of other financial institutions

•	significant valuation judgments in determination of amount of impairments taken on the Company's investments

•	U.S. tax audit risk related to conversion of the Japan branch to a subsidiary

•	subsidiaries' ability to pay dividends to the Parent Company

•	decreases in the Company's financial strength or debt ratings

•	inherent limitations to risk management policies and procedures

•	concentration of the Company's investments in any particular single-issuer or sector

•	differing judgments applied to investment valuations

•	ability to effectively manage key executive succession

•	changes in accounting standards

•	level and outcome of litigation

•	allegations or determinations of worker misclassification in the United States

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667 or dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com